Exhibit 99.1

FOR IMMEDIATE RELEASE

AREP Increases Lear Offer to $37.25 Per Share

New York, N.Y., July 9, 2007 - American Real Estate Partners, L.P. [NYSE:  ACP] (“AREP”) today announced that it has entered into an amendment to its Merger Agreement with Lear Corp. [NYSE:  LEA] (“Lear”). Under this amendment, AREP has agreed to increase its offer price for shares of Lear common stock from $36 to $37.25 per share. In conjunction with the amended Merger Agreement, Lear will adjourn its Annual Meeting of Stockholders until Monday, July 16, 2007 at 1:00 p.m. (Eastern Time).

Under the amended Merger Agreement, and subject to certain exceptions, in the event that the requisite stockholder vote approving the amended Merger Agreement shall not have been obtained by July 16, 2007, AREP will be entitled to receive a payment of $12.5 million in cash as well as 335,570 shares of Lear common stock valued at $12.5 million.  In addition, Lear has agreed to increase for affiliates of Mr. Icahn the share ownership limitation under Section 203 of the Delaware General Corporation Law from 24% to 27% of Lear’s outstanding common stock.  The amended Merger Agreement will terminate by its terms in the event that the requisite stockholder vote approving the amended Merger Agreement shall not have been obtained by July 16, 2007.

About AREP

American Real Estate Partners, L.P. (“AREP”), a master limited partnership, is a diversified holding company engaged in three primary business segments:  Gaming, Real Estate and Home Fashion.  AREP is traded on the New York Stock Exchange under the symbol [ACP].  To learn more about AREP, please visit the Internet at http://www.arep.com

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond AREP’s ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. AREP undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Andrew Skobe
American Real Estate Partners, L.P.
(212) 702-4300